EXHIBIT 99

[Press Release]

INTERPOOL, INC. ANNOUNCES A DOMESTIC CHASSIS POOL
AGREEMENT WITH BNSF RAILWAY COMPANY

           PRINCETON, NJ, October 16, 2006 — Interpool, Inc. (NYSE:IPX) announced today that it has reached a ten-year agreement with BNSF Railway Company for Interpool to manage domestic chassis pools and supply future chassis at all BNSF terminals handling domestic shipping containers.

           Under this agreement, Interpool will supply 48’ and 53’ chassis that it owns or operates to BNSF customers, including the truckload motor carriers and intermodal marketing companies that use the BNSF terminals. Interpool expects to supply the BNSF pools with approximately 24,000 48’ and 53’ chassis by the end of 2006 and thereafter to supply domestic chassis as needed to satisfy BNSF domestic chassis pool requirements over the term of the agreement.

           Interpool will lease out its pool chassis to BNSF customers under user agreements which Interpool will enter into directly with such customers, and manage the supply, flow and maintenance of domestic chassis in the BNSF pool system. BNSF and Interpool customers are expected to benefit from improved availability of domestic chassis, cost-effective logistics management, improved terminal efficiencies, access to timely information and reports through Interpool’s proprietary PoolStat® system, and integration of its BNSF domestic pools with Interpool’s domestic chassis pools at railroad terminals of other major railroad lines.

           Martin Tuchman, Chairman and Chief Executive Officer of Interpool, said “We are pleased to be given this opportunity by BNSF which we feel will improve the speed and efficiency of domestic containerized cargo transport and help lower costs to our shippers, consignees, and the U.S. consumer.”

           “It is essential for American competitiveness in the domestic as well as the international marketplace, that our domestic service providers have access to the lowest cost structures, coupled with excellent service. We believe our expanding domestic chassis pool programs with the railroads achieve both.”

           “Our BNSF pool agreement allows us to expand and combine our traditional lease financing strength with the value added management services afforded by our Poolstat® system. With the addition of the BNSF domestic chassis we expect to be adding this year, we will be operating a fleet of approximately 250,000 chassis nationwide.”

           BNSF Railway Company, a subsidiary of Burlington Northern Santa Fe Corporation (NYSE:BNI), operates one of the largest railroad networks in North America, with about 32,000 route miles in 28 states and two Canadian provinces. The railway is among the world’s top transporters of intermodal traffic.

           Interpool is one of the world’s leading suppliers of equipment and services to the transportation industry. The company is the world’s largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

           Note: This press release and other press releases and information can be viewed at the company’s website at www.Interpool.com.

           This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the Interpool’s SEC filings. Interpool undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

FOR: CONTACT:	Interpool, Inc. James F. Walsh (609) 452-8900 www.Interpool.com